Free Writing Prospectus

Filed pursuant to Rule 433

May 7, 2008

Registration Statement No. 333-144967

Relating to

Preliminary Prospectus Supplement dated May 7, 2008 to

Prospectus dated July 30, 2007

COCA-COLA ENTERPRISES INC.

Final Term Sheet for $275,000,000 Floating Rate Notes due 2011

Issuer: Coca-Cola Enterprises Inc.

Securities Offered: Floating Rate Notes due 2011

Principal Amount: $275,000,000

Maturity: May 6, 2011

Public Offering Price: 100%

Interest Rate Basis: Three-Month LIBOR

Spread: Plus 60 basis points

Interest Payment and Reset Dates: Each February 6, May 6, August 6 and November 6, beginning August 6, 2008

Purchase Price by Underwriters: 99.775%

Trade Date: May 7, 2008

Settlement Date: T + 3 (May 12, 2008)

CUSIP: 191219 BR4

Joint Book-Running Managers: Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc.

Co-Managers: Loop Capital Markets, LLC and The Williams Capital Group, L.P.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or J.P. Morgan Securities Inc. collect at 1-212-834-4533.